EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of September 21, 2020 (the “Effective Date”) is by and between Guaranty Bank & Trust, N.A., Mount Pleasant, Texas (the “Bank”), and Harold E. Lower, II (“Executive”), and is joined by Guaranty Bancshares, Inc. (“Guaranty”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, for purposes of Sections 5.2 and 6.2 of the Agreement.

RECITALS

WHEREAS, the Bank desires to continue to engage the services of Executive and Executive desires to continue to be employed by the Bank pursuant to this Agreement;

WHEREAS, the Bank desires to be assured that the unique and expert services of Executive will be substantially available to the Bank, and that Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Bank desires to be assured that the existing, ongoing, and new confidential and proprietary information, specialized training, and goodwill of the Bank will be preserved for the exclusive benefit of the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the terms of and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and Executive agree as follows:

Section 1 Novation and Settlement of Rights with Executive. By this Agreement, the Bank is providing the Executive with a continued guaranteed term of employment and additional rights and benefits that the Executive did not previously have. In exchange for the foregoing and additional terms agreed upon in this Agreement, the Executive agrees: (a) that this Agreement will replace any existing employment arrangement between the parties and thereby act as a novation of any previous arrangement; (b) that all goodwill previously developed with the Bank’s clients, customers and other business contacts by the Executive during past or future employment with the Bank is, and shall be, the exclusive property of the Bank, and (c) all proprietary information and specialized training developed or received by the Executive during past or future employment with the Bank will be used exclusively for the benefit of the Bank as described herein, whether or not previously so agreed. The Executive waives and releases any claim or allegation that he should be able to use client or customer goodwill, specialized training, or proprietary information that was previously received or developed by the Executive while working for the Bank for the benefit of any person or entity other than the Bank.

Section 2 Employment and Position. The Bank hereby employs Executive as Executive Vice President of the Bank, and Executive hereby accepts such terms under and subject to the terms and conditions hereinafter set forth. The Bank shall provide Executive with an office at the Texarkana, Texas location of the Bank, or such other offices of the Bank as the Bank and Executive may mutually agree from which to perform his employment for the duration of this Agreement.

Executive hereby represents and warrants that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Bank or with Executive’s duties as an employee of the Bank.

Section 3 Duration. This Agreement shall become effective on the Effective Date and will expire on the third (3rd) anniversary of the Effective Date (such period referred to as the “Original Term”), unless earlier terminated as provided herein. Thereafter, unless written notification is given by either party at least thirty (30) days before the expiration of the Original Term or any subsequent renewal term (each, a “Renewal Term”), this Agreement will automatically renew for three (3) year successive Renewal Terms upon terms more specifically set forth herein. For purposes of this Agreement, when the word “Term” is used alone, it collectively refers to the Original Term and all Renewal Term(s). Unless otherwise acknowledged by each party hereto in writing, a party’s decision not to extend the Term of this Agreement will also be considered a termination of Executive’s employment hereunder, effective upon the expiration of the Term of this Agreement.

Section 4 Duties. Executive will be employed as an Executive Vice President of the Bank, or such other position as the Bank shall assign to Executive in its sole discretion. Executive will, in a professional manner, perform the authorized and customary duties associated with such office and such other reasonable duties and responsibilities as the Bank’s Board of Directors (“Board of Directors” or “Board”) may assign to Executive from time to time. Executive will at all times report directly to and be subject to the direction and control of the Chief Executive Officer and the Board. During Executive’s employment, Executive shall: (i) devote Executive’s full business time and effort to the furtherance of the business and affairs of the Bank; (ii) carry out and implement all proper direction and instruction from the Bank that conform with reasonable and sound business practices; (iii) abide by the Bank’s written policies and procedures, and by such other policies and procedures of which Executive has received notice; (iv) use best efforts to avoid any action that might maliciously damage, harm or discredit the reputation of the Bank’s products and services; (v) adhere to all fiduciary duties owed to the Bank; and (vi) not engage in any activity that competes in any way with the Bank’s business or interferes with the performance of Executive’s duties hereunder. All acts of Executive in the performance of Executive’s duties will be carried out in conformity with all applicable laws and regulations; all applicable directives, orders, and policies of any governmental agency or regulatory body having authority over the Bank and all policies, directions, and limitations as from time to time may be established in writing by the Bank through the Board. Executive will not be authorized or required to perform any duties, engage in any activities or exercise any powers or authority that would have the effect of violating any federal, state or local laws or regulations.

Section 5 Compensation. In consideration of the services rendered by Executive under this Agreement and in exchange for Executive’s compliance with the restrictions set forth in this Agreement, the Bank agrees to pay Executive as follows in the Subsections hereunder.

Section 5.1 Base Salary. Executive shall receive as compensation for services rendered an annual salary of not less than $250,000.00 (the “Base Salary”). The Base Salary shall be paid in such installments and at such times as the Bank pays its regularly salaried officers and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Bank. The Bank may review the Base Salary payable to Executive annually based on merit. Any increase in Base Salary will thereafter be and become the “Base Salary” for purposes of this Agreement.

Section 5.2 Restricted Stock Grant. Effective October 22, 2020, Executive will be granted 3,500 shares of restricted stock (“Restricted Stock”). The Restricted Stock will vest ratably over a period of five (5) years beginning on the first (1st) anniversary of the grant date, as set forth in the applicable award agreement, subject to vesting acceleration in certain events. The Restricted Stock will be evidenced by an award agreement that will contain such terms and conditions not inconsistent with the terms of this Section 5.2 and the terms of the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan (the “Equity Incentive Plan”) under which the Restricted Stock is awarded.

Section 5.3 Annual Incentive Bonus. So long as Executive is employed by the Bank during the Term pursuant to this Agreement, Executive shall be eligible to participate in the applicable executive bonus plan(s) maintained by the Bank, the terms of which shall be contained in a separate arrangement. Officer’s target annual bonus if performance meets requirements shall be expected in the range of 25% of his Base Salary.

Section 5.4 Executive Supplemental Income Plan. If Executive meets eligibility requirements, Executive may participate in the Bank’s executive supplemental income plan in accordance with the policies, provisions, terms and conditions of such plan. The Bank will increase ESI contributions for Officer so that he will have an expected payout of $100,000 per year on an annual basis at age 65 if he remains employed at the Bank through that time.

Section 6 Other Benefits and Obligations. Executive will be eligible to participate in any benefit plans and programs applicable to similarly situated officers of the Bank, including, but not limited to, health insurance, dental insurance, life insurance and long-term disability insurance, in accordance with applicable employee benefit policies and the provisions, terms and conditions of such plans and programs. Nothing contained herein will obligate the Bank to institute, maintain or refrain from modifying, suspending or discontinuing any benefit plan or program, so long as such changes are similarly applicable to other employees generally.

Section 6.1 Vacation and Holidays. Executive will be entitled to paid vacation days each calendar year in accordance with the vacation accrual policies of the Bank in effect for similarly situated executives from time to time. Executive will also be entitled to the paid holidays set forth in the Bank’s then-current policies.

Section 6.2 401(k) Plan with ESOP Provisions. Executive shall be eligible to participate in Guaranty’s 401(k) Plan with ESOP Provisions (the “KSOP”). In connection with Executive’s participation in the KSOP, Executive shall be entitled to receive employer-matching contributions equal to one-hundred percent (100%) of the first five percent (5%) of Executive’s base salary, payable in accordance with, and subject to, the provisions, terms and conditions of the KSOP.

Section 6.3 Country Club Membership. The Bank will pay reasonable country club golf membership dues on behalf of the Executive, subject to such reasonable guidelines or limitations provided by the Bank from time to time.

Section 6.4 Automobile. The Bank will provide Executive with an automobile for professional and personal use, and Executive may retain such automobile during the Term. The

Bank will pay for repairs, insurance, and all gasoline expenses incurred in connection with business use. Executive is entitled to a new vehicle every three (3) years or 75,000 miles, whichever occurs first. Upon Executive’ termination of employment for any reason, Executive shall be provided the opportunity to purchase the issued automobile at the automobile’s then-current Kelly Blue Book Value, or such other value as may be mutually agreed upon by the parties hereto. Absent the purchase of said automobile, Executive shall surrender any automobile provided under this Agreement to the Bank within ten (10) days following the termination of Executive’s employment with the Bank.

Section 6.5 Reimbursement of Expenses. The Bank will reimburse Executive for documented business expenses, including, but not limited to, any state board and trade association dues, and fees and/or continuing education/professional development expenses. Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Bank may establish from time to time. Notwithstanding anything in this Agreement to the contrary, reimbursement of reasonable Bank-related expenses incurred by the Executive will continue after the Original Term and for the remaining Term(s) of this Agreement.

Section 7. Termination.

Section 7.1 Upon Death. This Agreement and Executive’s employment shall automatically terminate upon the death of Executive and all rights of Executive and his heirs, executors and administrators to compensation and other benefits shall cease.

Section 7.2 Expiration and Non-Renewal of Term. This Agreement, and, unless otherwise agreed to in writing by each party hereto, Executive’s employment hereunder shall automatically terminate upon expiration or non-renewal the Term as described in Section 3 hereof, unless the Agreement and/or Executive’s employment are earlier terminated as provided herein.

Section 7.3 Without Cause. The Bank may terminate Executive’s employment at any time without Cause (as defined in Section 8.2) effective upon at least thirty (30) days prior written notice to Executive.

Section 7.4 With Cause. The Bank may terminate Executive’s employment at any time for Cause (as defined in Section 8.2).

Section 7.5 With Good Reason. Executive may terminate this Agreement at any time for Good Reason (as defined in Section 8.2).

Section 7.6 Without Good Reason. Executive may terminate this Agreement at any time without Good Reason (as defined in Section 8.2) effective upon at least thirty (30) days prior written notice to the Bank.

Section 7.7 Effect of Termination. In the event of termination of this Agreement by either party under this Section 7, neither party shall have any further obligation to the other party, except as specifically provided in this Agreement, including but not limited to the provisions of Section 8.8 and Section 9 of the Agreement. In addition, upon termination of this Agreement, Executive’s employment hereunder shall cease immediately unless otherwise agreed by each party hereto in writing, and Executive shall also immediately resign from all positions on the Boards of Directors of the Bank, Guaranty and all subsidiaries and affiliates of Guaranty and the Bank (including all director positions and committee memberships). Executive agrees that for a period of no less than six (6) months following his termination date, he shall not serve, and he shall not nominate himself to serve, as a director, member or manager of the Bank, Guaranty, or any of their subsidiaries or affiliates.

Section 8. Termination Payments and Benefits.

Section 8.1 Upon Death, By the Bank with Cause, or By Executive Without Good Reason. Upon any termination of this Agreement either (i) by Executive without Good Reason (as defined in Section 8.2), (ii) by the Bank with Cause (as defined in Section 8.2), or (iii) because of Executive’s death, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, Executive shall be entitled to receive from the Bank all salary and/or board fees earned or accrued through the date Executive’s employment is terminated, (b) reimbursement for any and all monies advanced in connection with Executive’s services for reasonable and necessary expenses incurred by Executive through the date Executive’s employment is terminated, and (c) all other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Bank, including any earned and accrued, but unused paid time off pursuant to Bank policies (collectively, “Accrued Benefits”).

Notwithstanding the preceding, if Executive terminates employment from the Bank without Good Reason (including due to death or disability) at any time during the period beginning on the first anniversary of the Effective Date and ending before the occurrence of a Change in Control, and as long as the Executive does not violate the provisions of Section 9 hereof, in addition to the Accrued Benefits, the Bank will pay to Executive (or the Executive’s beneficiary or estate), at the election of Executive in his sole discretion, either (a) a payment equal to the quotient of the Executive’s then-current Base Salary, divided by four (4) (“Reduced Resignation Severance”); or (b) a payment (“Longevity Severance”) in an amount equal to the product of (x) Executive’s average annual Form W-2 compensation over the preceding three years (less any W-2 income received by Executive for the Restricted Stock granted by this Agreement), multiplied by (y) the “Vesting Multiplier,” as defined below, multiplied by (z) the number of full calendar years of employment with the Bank through the date of termination of employment.

For purposes of this Section 8.1, “Vesting Multiplier” means the following; provided, however that upon attainment of age sixty-five (65), death or occurrence of disability (as defined by the Social Security Administration), the Vesting Multiplier shall become three percent (3%):

If termination of employment occurs on after the first anniversary of 1% the Effective Date, but before the second anniversary of Effective

Date

If termination of employment occurs on after the second anniversary 2% of the Effective Date, but before the third anniversary of Effective

Date

If termination of employment occurs on after the third anniversary 3% of the Effective Date

To be eligible to receive the Reduced Resignation Severance or Longevity Severance, as applicable, the Executive must provide the Bank with at least ninety (90) days’ notice of the Executive’s intent to voluntarily terminate employment from the Bank without Good Reason, with such notice stating whether Executive chooses to receive the Reduced Resignation Severance or Longevity Severance. If applicable, the Reduced Resignation Severance pursuant to this Section shall be paid in equal installments in accordance with the normal payroll practices of the Bank over a three (3) month period, beginning on the next regularly scheduled payroll date following the eighth (8th) day after Executive executes and does not revoke a general release and waiver of claims (the “Release”) in favor of the Bank, its parents, subsidiaries, affiliates, and their officers, directors, executives, agents, and attorneys, in a form provided to Executive at the time of his termination of services, and through which Executive releases the Bank and related parties from any and all claims as may relate to or arise out of his relationship with the Bank, or the termination thereof. If applicable, the Longevity Severance pursuant to this Section shall be paid in equal installments in accordance with the normal payroll practices of the Bank over a two (2) year period, beginning on the next regularly scheduled payroll date following the eighth (8th) day after Executive executes and does not revoke a Release. For the avoidance of doubt, if Executive is entitled to and receives the either Reduced Resignation Severance or Longevity Severance described in this Section 8.1, at no time thereafter will he also be entitled to any of the payments described in Section 8.2 or Section 8.3 hereof.

Section 8.2 By the Bank Without Cause or By Executive with Good Reason.

(a)
A termination for “Cause” means the good faith determination of the Bank, in the exercise of its reasonable judgment, that Executive (i) has engaged in grossly negligent or willful misconduct that violated a material provision of this Agreement; (ii) is grossly negligent in the performance of Executive’s duties hereunder; (iii) has engaged in grossly negligent or willful misconduct that violated any material written policy or directive of the Bank; (iv) has committed a fraudulent act or practice that could adversely affect the goodwill, reputation or business of the Bank; (v) has been convicted of, pled guilty or no contest to, or admitted in court to a felony or other criminal act involving dishonesty, fraud, misappropriation, or embezzlement, whether or not relating to Executive’s employment with the Bank; (vi) has engaged in grossly negligent or willful misconduct that is materially injurious to the Bank; or (vii) has been prohibited from engaging in the business of banking by any applicable governmental agency or regulatory body; provided that, before terminating this Agreement for Cause under clauses (i) or (iii) of this Section 8.2(a), Executive will be entitled to receive a notice specifying the alleged basis for termination, and Executive will have five (5) days from the receipt of such notice to cure the breach to the reasonable satisfaction of the Bank before this Agreement may be terminated with Cause on such basis. The Bank may elect to suspend Executive’s duties under this Agreement as of the date of such notice, although Executive will be entitled to receive any compensation that has been earned by him through the termination date.

(b)
A termination for “Good Reason” means the Executive’s voluntary termination of employment from the Bank due to any of the following conditions, provided that any interpretation of such conditions shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all applicable guidance thereunder: (i) a material diminution of Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of Executive’s supervisor; (iv) a material diminution in the budget over which Executive retains authority; (v) a material change in geographic location at which Executive must perform services; or (vi) any other action or inaction that constitutes a material breach of the terms of this Agreement, if any; provided that, any of these conditions shall be regarded as “Good Reason” only if (i) Executive actually terminates employment with the Bank prior to a date that is two (2) years following the initial existence of the condition described above, and (ii) only if Executive provides the Bank with notice of the existence of “Good Reason” within ninety (90) days of the initial existence of the applicable condition and the Bank does not remedy that condition within sixty (60) days of such notice from Executive.

If Executive’s employment is terminated by the Bank without Cause prior to the expiration of a Term, or if Executive terminates his services for Good Reason during a Term, as long as the Executive does not violate the provisions of Section 9 hereof, in addition to the Accrued Benefits, the Bank will pay to Executive a payment (“Severance Payment”) equal to the Executive’s average annual Form W-2 compensation over the preceding three years (less any W-2 income received by Executive for the Restricted Stock granted by this Agreement). The payment due pursuant to this Section shall be paid in equal installments in accordance with the normal payroll practices of the Bank over a twelve (12) month period, beginning on the next regularly scheduled payroll date following the eighth (8th) day after Executive executes and does not revoke the Release.

Section 8.3 Payment Upon a Change in Control. If a Change in Control occurs and either (a) the Executive remains with the Bank (or its successor) for twelve (12) months following such Change in Control (such date the “Stay Put Date”), or (b) the Executive terminates employment for Good Reason or the Bank terminates Executive’s employment other than for Cause after the Change in Control and prior to the Stay Put Date, as long as the Executive does not violate the provisions of Section 9 hereof, the Executive will be entitled to receive, as his exclusive right and remedy in respect of such termination, (i) his Accrued Benefits, except that, for this purpose, Accrued Benefits will not include any entitlement to severance under any Bank severance policy generally applicable to the Bank’s salaried employees, and (ii) a payment from the Bank equal to 1.50 times the Executive’s average annual Form W-2 compensation over the preceding three years (less any W-2 income received by Executive for the Restricted Stock granted by this Agreement) (the “Change in Control Payment”). The Change in Control Payment due hereunder is subject to the Executive’s compliance with the provisions of Section 9 of this Agreement. The payment that becomes due pursuant to this Section shall be paid in a single lump-sum payment on the next payroll date in accordance with the normal payroll practices of the Bank (or its successor) following the eighth (8th) day after Executive executes and does not revoke the Release. For the avoidance of doubt, if Executive is entitled to and receives the Change in Control Payments described in this, at no time thereafter will he also be entitled to any of the payments described in Section 8.1.

For purposes of this Agreement, “Change in Control” means (a) an acquisition by any individual, entity or group (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 51% or more of either (1) the then outstanding stock of the Bank (the “Bank Stock”) or (2) the then outstanding voting securities of Guaranty (the “Guaranty Stock”); excluding, however, the following: (1) a transaction whose purpose is to change the legal jurisdiction or domicile of the Bank or Guaranty or the purpose of which is to create a holding company or affiliate that will be owned in substantially the same proportions by the persons who held the securities of the Bank or Guaranty immediately before such transaction; (2) any acquisition of Bank Stock by the Bank or Guaranty or of Guaranty Stock by Guaranty; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Guaranty or any corporation controlled by Guaranty; or (b) the approval by the stockholders of the Bank or Guaranty of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Bank or Guaranty (“Company Transaction”); unless all or substantially all of the individuals and entities who are the beneficial owners of Bank Stock and Guaranty Stock, as applicable, immediately prior to such Company Transaction will beneficially own, directly or indirectly, more than 50% of the outstanding shares of Bank Stock or Guaranty Stock, as applicable, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, after the reorganization, merger, consolidation or sale of assets.

In the event that the Change in Control Payment provided for under this Agreement, or any other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of Executive in connection with the Executive’s employment with the Bank or the termination thereof are determined to be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Bank and Executive agree that the Change in Control Payment shall be either reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Bank will be $1.00 less than three (3) times Executive’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by Executive shall be subject to the Excise Tax imposed by Code Section 4999.

Section 8.4 Regulatory Restrictions on Payments. Notwithstanding the foregoing, the termination payments due under Section 8.1, Section 8.2 and (a “Restricted Payment”) of the Agreement shall not be paid to Executive, and Executive shall not be entitled to the Restricted Payment, unless, and then only to the extent that, the Restricted Payment is approved by the FDIC and any other regulatory body which has the authority to comment on the request for approval for the Restricted Payment. The Restricted Payment shall be made only in accordance with applicable law, including, without limitation, 12 C.F.R. Part 359. The Restricted Payment shall be subject to applicable federal, state, and local taxes and withholding and paid in accordance with normal payroll procedures of the Bank. In the event that the Bank determines at any time after payment of any portion of the Restricted Payment that Executive has committed or is substantially responsible for, or has violated, the respective acts or omissions, conditions or offenses outlined under 12 C.F.R. 359.4(a) (4), then the Bank shall have the right to demand the return of all or any portion of the Restricted Payment made to Executive, and Executive agrees to immediately return all such amounts of the Restricted Payment upon and in accordance with the Bank’s demand. Other than with respect to the Restricted Payment, this Agreement shall remain in full force and effect regardless of whether or not the Restricted Payment is approved or denied by any regulatory body.

Section 8.5 Specified Employees; Section 409A Compliance. To the extent applicable necessary to comply with Code Section 409A, any payments due to a “specified employee” hereunder as a result of a separation from service will, to the extent required by Code Section 409A, be payable no earlier than six (6) months following such specified employee’s separation from service. The terms “specified employee” and “separation from service” shall be interpreted in accordance with and consistent with Code Section 409A and the regulations thereunder.

Section 8.6 Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of this Agreement, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.

Section 8.7 No Other Benefits. Except as specifically provided in this Section 8, Executive shall not be entitled to any other compensation, severance or other benefits from the Bank or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever.

Section 8.8 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of services and the Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of Executive under Section 9 hereof. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Executive hereby acknowledges and agrees that the obligations of Section 9 shall survive termination of Executive’s services and this Agreement irrespective of the reason. Executive recognizes that, except as expressly provided in Section 8, no other compensation is earned after termination of services.

Section 9 Proprietary Information; Post-Termination Covenants.

Section 9.1 Proprietary Information. In the course of service to the Bank, Executive will have access to (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) non-public financial information about the Bank and its affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s and/or its affiliates’ executives; (vi) the identities of and pricing information about the Bank’s and/or its affiliates’ vendors; (vii) training programs developed by the Bank and/or its affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s and its affiliates’ financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its affiliates and their vendors; and (xiv) computer programs and software developed by the Bank and/or its affiliates or their consultants, all of which are confidential and may be proprietary and are owned or used by the Bank, or any of its subsidiaries or affiliates. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Bank or any of its subsidiaries or affiliates as to which Executive may have access, whether conceived or developed by others or by Executive alone or with others during the period of service to the Bank, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Executive in violation of this Agreement.

Section 9.2 Fiduciary Obligations. Executive agrees that Proprietary Information is of critical importance to the Bank and a violation of this Section would seriously and irreparably impair and damage the Bank’s business. Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Bank.

Section 9.3 Non-Use and Non-Disclosure. Executive shall not during his time of service under this Agreement or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Bank or officers thereof at the time of such disclosure who, in the reasonable judgment of Executive, need to know such Proprietary Information or such other persons to whom Executive has been specifically instructed to make disclosure by the Board of Directors and in all such cases only to the extent required in the course of Executive’s service to the Bank, or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity, other than the Bank and its affiliates. Within twenty-four (24) hours of the termination of his services hereunder, Executive shall deliver to the Bank all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

Section 9.4 Bank Property. Executive acknowledges that all digital files (including data and media files), memoranda, notes, records, reports, manuals, books, papers, letters, client lists, vendor lists, contracts, software programs, computers, other devices such as cellphones and tablets, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form, and whether written on paper or digital file), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with Executive’s association with the Bank (collectively, “Recipient Materials”) shall at all times be the property of the Bank. Within twenty-four (24) hours of the termination of Executive’s employment with the Bank, Executive shall return to the Bank any Recipient Materials that are in Executive’s possession, custody, or control.

Section 9.5 Non-Competition and Non-Solicitation.

(a)
Executive acknowledges that, as a result of Executive’s service with the Bank, a special relationship of trust and confidence will develop between Executive, the Bank and its clients and customers, and that this relationship will generate a substantial amount of goodwill between the Bank and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect it from the loss of customer goodwill. Executive further acknowledges that throughout his service with the Bank, Executive will be provided with access to and informed of confidential, proprietary and highly sensitive information relating to the Bank’s clients and customers, which is a competitive asset of the Bank, and which enables Executive to benefit from the goodwill and know-how of the Bank.

(b)
As a condition for Executive’s access to ongoing and new Proprietary Information, use of the Bank’s goodwill and in consideration for Executive’s services pursuant to the terms of this Agreement (including Restrictive Stock), Executive promises and agrees that during the Term and for a period of twelve (12) months following the date of the termination of services if the Executive’s employment is terminated under Section 8.1, 8.2 or any termination of services following receipt of the Change in Control Payment, except in the event that termination of services is other than for Good Reason under Section 8.1 and the Executive is (a) receiving the

Longevity Severance, in which case the period is twenty four (24) months or (b) receiving the Reduced Resignation Severance, in which case the period is six (6) months with respect to subsections (i) through (iii) of this Section 9.5(b) and twelve (12) months with respect to subsections (iv) through (v) of this Section 9.5(b), Executive will not, either for himself or in conjunction with others:

(i)
acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any depository institution that has a location within any county in which Guaranty, the Bank or any affiliate of Guaranty or the Bank maintains a banking center, loan production office, deposit production office or other banking office, or any county immediately contiguous thereto (the “Noncompete Area”) (but Executive may acquire an ownership interest in any depository institution, so long as that ownership interest does not exceed 5% of the total number of shares outstanding of that depository institution, and/or invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions).

(ii)
serve as an officer, director, executive, agent, employee, or consultant to any insured depository institution that has a location within the Noncompete Area, in a capacity that overlaps with any of the duties Executive performed for the Bank;

(iii)
establish or operate a branch or other office of an insured depository institution within the Noncompete Area;

(iv)
directly or indirectly induce, influence, solicit, encourage or advise any of the Bank’s executives, officers, employees, contractors, or agents, with whom Executive had contact within the twelve (12) months immediately preceding the termination of Executive's employment, to terminate their relationship with the Bank; or

(v)
directly or indirectly solicit, divert, take away or provide assistance to any person for the purpose of soliciting, diverting, taking away or doing banking business with, any of the customers, clients, or patrons of the Bank existing as of the date of termination of Executive’s services with Bank.

The restrictions contained in Subsection (v) hereof are limited to customers, clients, or patrons of the Bank with whom Executive has done business, performed services for or on behalf of within the twelve (12) month period preceding Executive’s termination of services with the Bank, or about whom Executive has Proprietary Information, including information about which Executive is aware because of service on the Bank’s Loan Committee. Nothing in this Subsection shall prevent Executive from calling upon or soliciting those customers, clients or other patrons having business relationships with the Bank to do business with Executive in any business of Executive not related to banking, investment, or financial services offered by Bank during the term of this Agreement.

(c)
Each of the covenants on the part of Executive contained in this Section shall be construed as an agreement independent of any other covenant set forth herein and independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive and Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this covenant.

(d)
Executive agrees that if, at some later date, a court of competent jurisdiction determines that the restrictive covenants set forth in this Section 9.5 does not meet the criteria set forth by applicable law, this Section 9.5 may be reformed by the court and enforced to the maximum extent permitted under applicable law.

(e)
Further, if Executive is bound by or subject to any other agreement with the Bank that contains obligations that are inconsistent or in conflict with the terms of this Section 9.5, including but not limited to any obligations under a Confidentiality, Non- Competition and Non-Solicitation Agreement executed in connection with a Stock Option Award Agreement under the Equity Incentive Plan, then the terms of this Section 9.5 shall prevail over any such inconsistent or conflicting obligations.

Section 9.6 Executive Acknowledgement of Consideration. Executive acknowledges that (i) Executive is receiving valuable consideration under this Agreement in exchange for the restrictions set forth in this Agreement; and (ii) the limitations as to time and scope of activity to be restrained by this Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests, and, on an ongoing basis, the Proprietary Information of the Bank.

Section 9.7 Tolling. In the event that the Bank shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of the obligations under Section 8 of this Agreement, any time period that Executive is in breach of this Agreement shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved.

Section 9.8 Assignment of Inventions. Executive agrees that any Inventions devised or developed by Executive during and in connection with his employment with the Bank, whether during working hours or at any other time, will be the exclusive property of the Bank and he will take all steps necessary to assign any such Invention to the Bank, and that the Base Salary and other consideration provided for herein is full and adequate compensation for such any Invention, unless otherwise prohibited by law. Executive represents and warrants to the Bank that he is not subject to or bound by any contract or agreement, nor has he previously executed any documents whatsoever, with any other person, firm, association, or corporation that will, in any manner, prevent his assigning, and the Bank from receiving, the exclusive benefit of his services and of any and all Inventions that may be devised or developed by him or under his direction, in accordance with the terms of this Agreement. As used in this Agreement, the term “Invention” means any and all improvements, inventions, product, processes, practice, system, and other creative works of any kind whether or not patented or copyrightable that Executive may make or conceive solely, or that Executive may make or conceive jointly or commonly with others, during the Term, in any way relating to the Bank’s business or that of its affiliates.

Section 9.9 Defend Trade Secrets Act Disclosure. Executive hereby acknowledges the following notice in compliance with the Defend Trade Secrets Act of 2016, regarding Executive’s immunity from liability for limited disclosures of trade secrets as follows:

AN INDIVIDUAL SHALL NOT BE HELD CRIMINALLY OR CIVILLY LIABLE UNDER ANY FEDERAL OR STATE TRADE SECRET LAW FOR THE DISCLOSURE OF A TRADE SECRET THAT—(A) IS MADE—(I) IN

CONFIDENCE TO A FEDERAL, STATE, OR LOCAL GOVERNMENT OFFICIAL, EITHER DIRECTLY OR INDIRECTLY, OR TO AN ATTORNEY; AND (II) SOLELY FOR THE PURPOSE OF REPORTING OR INVESTIGATING A SUSPECTED VIOLATION OF LAW; OR (B) IS MADE IN A COMPLAINT OR OTHER DOCUMENT FILED IN A LAWSUIT OR OTHER PROCEEDING, IF SUCH FILING IS MADE UNDER SEAL. . . . AN INDIVIDUAL WHO FILES A LAWSUIT FOR RETALIATION BY AN EMPLOYER FOR REPORTING A SUSPECTED VIOLATION OF LAW MAY DISCLOSE THE TRADE SECRET TO THE ATTORNEY OF THE INDIVIDUAL AND USE THE TRADE SECRET INFORMATION IN THE COURT PROCEEDING, IF THE INDIVIDUAL—(A) FILES ANY DOCUMENT CONTAINING THE TRADE SECRET UNDER SEAL; AND (B) DOES NOT DISCLOSE THE TRADE SECRET, EXCEPT PURSUANT TO COURT ORDER.

Section 10 Remedies. It is specifically understood and agreed that any breach of the provisions of Section 9 of this Agreement is likely to result in irreparable injury to the Bank and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Bank shall be entitled to enforce the specific performance of this Agreement by Executive in any court of competent jurisdiction and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Bank from any other remedy.

Section 11 Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 12 409A Compliance. The parties intend for the payments and benefits under this Agreement to be exempt from Code Section 409A or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section and intend that this Agreement will be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or benefits will be restructured in a manner that does not cause such an accelerated or additional tax. To the extent any amount payable to Executive is subject to his entering into a release of claims with the Bank and any such amount is a deferral of compensation under Code Section 409A which amount could be payable in either of two (2) taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Bank that otherwise satisfies Code Section 409A, such payments will be made or commence, as applicable, on January 15 (or any later date that is not earlier than eight (8) days after the date that the release becomes irrevocable) of such later taxable year and will include all payments that otherwise would have been made before such date. In no event whatsoever will the Bank be liable for any tax, interest or penalties that may be imposed on Executive under Code Section 409A or have any obligation to indemnify or otherwise hold Executive harmless from any and all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other related counsel in connection with Code Section 409A and taxation.

Section 13 Restrictions Upon Funding. The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist the Bank, as applicable, by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

Section 14 Notices. All notices hereunder, to be effective upon receipt, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Bank: Guaranty Bank & Trust, N.A.

Attn: Chief Executive Officer 16475 Dallas Parkway, Suite 600

Addison, TX 75001

With a copy to: General Counsel

Guaranty Bank & Trust, N.A. 201 South Jefferson

Mt. Pleasant, TX 75455

If to Executive: Harold E. Lower II

***REDACTED PERSONAL INFORMATION***

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 14.

Section 15 Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive, the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

Section 16 Miscellaneous.

Section 16.1 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Texas, and the laws of Texas shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

Section 16.2 Entire Agreement; Modification. This Agreement constitutes the complete and final agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be modified or amended only by an instrument in writing signed by the parties.

Section 16.3 Assignment and Transfer. Neither the obligations of Executive nor the Bank may be delegated, and neither the Executive nor the Bank may, without the written consent of the other party hereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. For purposes of this Agreement, however, an “assignment” of this Agreement does not mean or include the effect of a transfer to a successor to the Bank which, by merger, consolidation, stock purchase, purchase of the assets, or otherwise, acquires all or a material part of the Bank’s assets.

Section 16.4 Waiver of Breach. A waiver by the Bank or Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party. Under no circumstances shall Executive be deemed to have waived any rights that are non-waivable under applicable law.

Section 16.5 Withholding. The Bank shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

Section 16.6 Assistance in Litigation. Executive shall make himself available, upon the request of the Bank, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Bank, or any of the directors, officers, executives, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and for the reimbursement of reasonable expenses at any time following the termination of this Agreement.

Section 16.7 Attorney Fees. The prevailing party shall be entitled to all of its reasonable attorney fees and litigation costs in the event of litigation arising from or related to this Agreement.

Section 16.8 Representations and Warranties by Executive. Executive represents and warrants to the Bank that the execution and delivery by Executive of this Agreement does not and the performance by Executive of his obligations hereunder will not, with or without the giving of notice or the passage of time (or both), (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound

Section 16.9 Jurisdiction and Venue. The parties agree any dispute, controversy or claim arising out of or relating to this Agreement or breach hereof or arising out of or relating in any way to the employment of Executive or the termination thereof, shall be adjudicated exclusively and solely in the District Court of Titus County, Texas. Executive understands this Agreement is made in Titus County, Texas, the location of the Bank’s headquarters, and unconditionally waives any right to object or contest venue or personal jurisdiction in said county and court. Jurisdiction and venue shall lie exclusively in such county and court.

Section 16.10 WAIVER OF TRIAL BY JURY. EXECUTIVE HEREBY UNCONDITIONALLY WAIVES THE RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING FROM OR RELATED IN ANY WAY TO EXECUTIVE’S RELATIONSHIP WITH THE BANK AND/OR THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT A RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL, AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY. IN THE EVENT OF LITIGATION THIS WAIVER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 16.11 Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Executive understands that Executive is not required to obtain authorization from the Bank prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Bank as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any attorney-client privileged communications, and that any such disclosure without the Bank’s written consent shall constitute a material breach of this Agreement.

Section 16.12 Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Section 16.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

********

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

Guaranty Bank & Trust, N.A.:

By: /s/ Tyson T. Abston

Print name: Tyson T. Abston__

Title: Chairman and CEO

Guaranty Bancshares, Inc.:

By: /s/ Tyson T. Abston

Print name: Tyson T. Abston__

Title: Chairman and CEO

Executive:

/s/ Harold E. Lower II

Harold E. Lower II